Exhibit 10.74

CONSULTANT AGREEMENT

This Consultant Agreement (this “Agreement”), effective February 2, 2006 (the “Effective Date”), is entered into by and between Tasker Capital Corp., a corporation organized under the laws of Nevada, USA, with a place of business at 39 Old Ridgebury Road, Suite 14, Danbury, CT, USA (the “Company”) and Gordon O. Davis, Jr. P.O. Box, Westminster, MA 01473 (“Consultant”). For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Consultant and the Company agree as follows:

1.                                       Services and Payment.

a.                                       Engagement. The Company hereby engages Consultant to provide sales and marketing services assigned by the Company from time to time (the “Services”), and Consultant accepts such engagement. Consultant agrees to use his best efforts to undertake and complete the Services in accordance with the descriptions and schedules specified therefor. Consultant will report to the Chief Executive Officer of the Company (the “Board”). Nothing herein shall be construed as to require Consultant to devote his entire Professional time to provision of the Services, it being understood by the Company that, subject to the provisions of Section 2, Consultant may perform work for others during the term of this Agreement, as it may be extended from time to time.

b.                                      Fees and Expenses. As compensation for all services performed during the term hereof, the Company will pay Consultant monthly at the rate of $120,000 per annum for Services performed (“Consultant Fees”). Subject to ordinary documentation, the Company will reimburse Consultant for documented out-of-pocket expenses reasonably incurred in providing the Services.

c.                                       Stock Options.

(i)                                     Consultant shall be granted an option to purchase, at a price of One Dollar ($1.00) per share, 1,750,000 shares of common stock, $0.001 par value per share, of the Company (the “Option”). The option for Four Hundred Thirty-Seven Thousand Five Hundred (437,500) shares shall vest on the date of grant. The option for the remaining One Million Three Hundred Twelve Thousand Five Hundred (1,312,500) shares shall vest in equal monthly installments over the twenty-four (24) months from the date of this agreement. Such vesting shall cease if Consultant’s engagement under this Agreement is terminated, unless termination is by the Company other than for Cause by Consultant for Good Reason, or as a result of the Consultant’s death. In the event of the death of Consultant, all vested options shall pass to Consultant’s designated beneficiary or, if no beneficiary has been designated by Consultant, to his estate.

(ii)                                  In the event the Company undergoes a Change in Control, as defined below, one hundred percent (100%) of the then unvested portion of the Option shall become vested and exercisable upon the occurrence of such Change in Control. A Change in Control means the occurrence of any of the following events:  (a) the Company is a party to, or the stockholders approve, a merger, consolidation or reorganization with another corporation (other than a merger, consolidation or reorganization that (i) would result in the voting power immediately before to continue to represent either by remaining outstanding or by being converted into securities of the surviving entity, more than 50% of the voting power thereafter, or (ii) in which no person or group would acquire more than 20% of the voting power); (b) a sale of all, or substantially all, of the assets of the Company; (c) any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, or any syndicate or group deemed to be a person under Section 14(d)(2) of the Exchange Act, is or becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of shares of common stock of the Company representing 35% or more of the voting power of the Company’s then outstanding securities entitled to vote in the election of directors of the Company; or (d) the Company is dissolved or liquidated; provided however, that a change in control under clause (a), (b), (c), or (d) shall not be deemed to be a Change in Control as a result of an acquisition of securities of the Company by an employee benefit plan maintained by the Company for its employees.

d.                                      Company Automobile. The Company will provide Consultant with a Company automobile during the term hereof, and will reimburse the Consultant for all reasonable automobile expenses.

2.                                       Intellectual Property.

a.                                       Inventions Assignment. The Company will own all right, title and interest (including without limitation patent rights, copyright rights, trade secret rights, mask work rights, trademark rights , sui generis database rights and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designations, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by Consultant during the term of this Agreement that relate to or are based on the subject matter of, or arise out of, the Services or any Proprietary Information (as defined below) (collectively, “Inventions”). Consultant will obtain assignments, consents and authorizations, for the Company’s exclusive benefit, from each person who provides any Services hereunder sufficient to vest in the Company the foregoing rights. Consultant will promptly disclose and provide all Inventions to the Company. All Inventions are works made for hire to the extent allowed by law and, in addition, Consultant hereby makes and agrees to make all assignments necessary to accomplish the foregoing ownership. Consultant will further assist the Company, at the Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights assigned. Consultant hereby irrevocably designates and appoints the Company as his agent and attorney-in-fact to act for and in Consultant’s behalf to execute and file any document and to do all other lawfully permitted acts to further the foregoing with the same legal force and effect as if executed by Consultant.

b.                                      License. If, notwithstanding the assignments in Section 2(a), any part of the Services or Inventions is based on, incorporates, or is an improvement or derivative of, or cannot be reasonably and fully made, used, reproduced, distributed and otherwise exploited without using or violating any technology or intellectual property rights owned or licensed by Consultant and not assigned hereunder, then Consultant hereby grants and agrees to grant to the Company and its affiliates and successors a perpetual, irrevocable, worldwide, royalty-free, fully-paid, nonexclusive, fully transferable, sublicensable right and license to exploit and exercise all such technology and intellectual property rights in support of the Company’s exercise or exploitation of the Services, Inventions, other work performed hereunder, or any assigned rights (including any modifications, improvements and derivatives of any of them).

c.                                       Moral Rights. To the extent allowed by law, Section 2(a) and any license to The Company hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like. To the extent any of the foregoing is ineffective under applicable law, Consultant hereby provides any and all ratification and consents necessary to accomplish the purposes of the foregoing to the extent possible. Consultant will confirm any such ratification and consents from time to time as requested by the Company. Consultant will obtain the foregoing ratification, consents and authorizations, for the Company’s exclusive benefit, from each person who provides any Services hereunder.

d.                                      Confidentiality. Consultant agrees that all Inventions and all other business, technical, financial and other information (including, without limitation, the identity of and information relating to customers, prospects, vendors, affiliates and employees) that Consultant develops, learns or obtains in connection with the Services, or that are received by or for the Company in confidence, constitute the “Proprietary Information” of the Company. Consultant will hold in confidence and not disclose or, except in performing the Services, use any Proprietary Information. However, Proprietary Information will not include information that Consultant can document is or becomes readily publicly available without restriction through no fault of Consultant. Upon termination and at the Company’s request at any other time, Consultant will promptly return to the Company all materials and copies containing or embodying

Proprietary Information, except that Consultant may keep his personal copy of his compensation records and this Agreement.

e.                                       Restrictions. As additional protection for Proprietary Information, Consultant agrees that during the period over which he is (or is supposed to be) providing Services and for one (1) year thereafter, Consultant will not, directly or indirectly, (i) encourage or solicit any employee, consultant or contractor of the Company to leave the Company for any reason, or divert, entice or otherwise take away from the Company the business or patronage of any customer, supplier or prospect, (ii) engage in any activity that is in any way competitive with the business or demonstrably anticipated business of the Company or (iii) assist (in any capacity) any other person or organization in competing or in preparing to compete with any business or demonstrably anticipated business of the Company. Consultant understands that the restrictions set forth in this Section 2(e) are intended to protect the Company’s interest in its proprietary information and established relationships and goodwill with employees and business partners, and Consultant agrees that such restrictions are reasonable and appropriate for this purpose.

3.                                       Warranty. Consultant represents and warrants that: (a) the Services will be performed in a professional and workmanlike manner; (b) none of the Services or any part of this Agreement is or will be inconsistent with any obligation Consultant may have to others; (c) all work under this Agreement will be Consultant’s original work and none of the Services or Inventions or any development, use, production, distribution or exploitation thereof will infringe, misappropriate or violate any intellectual property or other right of any person or entity (including, without limitation, Consultant itself); (d) Consultant has the full right to provide the Company with the assignments and rights provided for herein; (e) without limiting any of the foregoing, none of the Inventions or work product produced hereunder will include any third party materials or content, including without limitation any open source code; and (f) Consultant will not disclose to the Company or use for its benefit any trade secrets or confidential or proprietary information of any other party. Consultant hereby agrees to indemnify and hold harmless the Company and its affiliates and all of their respective shareholders, directors, officers, employees, agents, successors and assigns, from any and all injuries, losses, claims and damages to any person or property, and all costs and expenses, including without limitation attorneys’ fees, and any other liabilities incurred by any of the foregoing as a result of any breach or alleged breach of Consultant of the foregoing representations and warranties.

4.                                       Term and Termination.

(a)                                  Term. Subject to earlier termination as hereafter provided, this Agreement shall have an original term of three (3) years commencing on the effective date hereof and shall be automatically extended thereafter for successive terms of one (1) year each, unless either party provides notice to the other at least thirty (30) days prior to the expiration of the original or any extension term that the Agreement is not to be extended. The term of this Agreement, as from time to time extended or renewed, is hereafter referred to as “the term of this Agreement” or “the term hereof.”

(b)                                 Termination. Notwithstanding the provisions of Section 4(a) hereof, Consultant’s engagement hereunder shall terminate prior to the expiration of the term under the following circumstances:

(1)                                  Death. In the event of Consultant’s death during the term hereof, Consultant’s engagement hereunder shall immediately and automatically terminate. In such event, the Company shall pay to Consultant’s designated beneficiary or, if no beneficiary has been designated by Consultant, to his estate, (i) Consultant Fees earned but not paid through the date of termination, (ii) any business expenses incurred by Consultant but un-reimbursed on the date of termination, provided that such expenses and required substantiation and documentation are submitted within sixty (60) days of termination and that such expenses are reimbursable under Company policy, and (iii) a termination fee of: (a) One Hundred Twenty Thousand Dollars ($120,000.00) and (b) the vesting of all unvested options provided for in Section 1(c)(i) above (all of the foregoing (i), (ii) and (iii) are the “Final Compensation”). The Company shall have no further obligation to Consultant hereunder.

(2)                                  Disability.

(i)                                     The Company may terminate Consultant’s engagement hereunder, upon notice to Consultant, in the event that Consultant becomes disabled during his engagement hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his duties and responsibilities hereunder for one hundred twenty (120) consecutive days during any period of three hundred and sixty-five (365) consecutive calendar days. In the event of such termination, the Company shall pay to Consultant his Final Compensation.

(ii)                                  If any question shall arise as to whether during any period Consultant is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of his duties and responsibilities hereunder, Consultant may, and at the request of the Company shall, submit to a medical or psychological examination by a physician selected by the Company to whom Consultant or his duly appointed guardian, if any, has no reasonable objection to determine whether Consultant is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and Consultant shall fail to submit to such medical examination, the Company’s determination of the issue shall be binding on Consultant.

(3)                                  By the Company for Cause. The Company may terminate Consultant’s engagement hereunder for Cause at any time upon notice to Consultant setting forth in reasonable detail the nature of such Cause. The following, as determined by the Board in its reasonable judgment, shall constitute Cause for termination:

(i)                                     Consultant’s conviction of a felony or conviction of any other crime involving dishonesty or moral turpitude (which specifically excludes all traffic violations);

(ii)                                  Consultant’s theft, embezzlement, misappropriation of or intentional and malicious infliction of damage to the Company’s business or property;

(iii)                               Consultant’s gross dereliction of duties or gross negligence.

Upon the giving of notice of termination of Consultant’s engagement hereunder for Cause, the Company shall have no further obligation to Consultant, other than for Consultant Fees earned through the date of termination and any un-reimbursed business expenses. Nothing in this Section 4(b)(3) shall affect any vested options of stock provided for in Section 1(c)(i) above.

(4)                                  By the Company Other than for Cause. The Company may terminate Consultant’s engagement hereunder other than for Cause at any time upon notice to Consultant. In the event of such termination, then for the remainder of the term hereof if such termination takes place within Twelve (12) months following the effective date of this Agreement or for Twelve (12) months if such termination takes place thereafter, the Company shall continue to pay Consultant Fees at the rate in effect on the date of termination, and stock options provided for in Section 1(c) shall continue to vest during such payment period. Any obligation of the Company to Consultant hereunder is conditioned, however, upon Consultant’s signing a release of claims in the form provided by the Company (the “Consultant Release”) within twenty-one (21) days (or such greater period as the Company may specify) following the later of the date on which Consultant (or, in the case of termination by Consultant for Good Reason, the Company) receives notice of termination of engagement or the date Consultant receives a copy of the Consultant Release and upon Consultant not revoking the Consultant Release in a timely manner thereafter. Fees to which Consultant is entitled hereunder shall be payable in accordance with the normal payment practices of the Company.

(5)                                  By Consultant for Good Reason. Consultant may terminate his engagement hereunder for Good Reason, upon notice to the Company setting forth in reasonable detail the nature of such Good Reason. The following shall constitute Good Reason for termination by the Consultant:

(i)                                     Material diminution in the nature or scope of Consultant’s responsibilities, duties or authority; provided however, any diminution of the business of the Company or any sale or transfer of any or all of the equity, property or other assets of the Company shall not constitute “Good Reason”; or

(iii)                               Material failure of the Company to provide Consultant the fees for services and other payment in accordance with this Agreement, excluding an inadvertent failure which is cured within ten (10) business days following notice from Consultant specifying in detail the nature of such failure.

In the event of termination in accordance with this Section (b)(5), Consultant will be entitled to the same payments and options vesting that he would have been entitled to receive had Consultant been terminated by the Company other than for Cause in accordance with Section (b)(4) above; provided that Consultant satisfies all conditions to such entitlement, including without limitation the signing of an effective Consultant Release.

(6)                                  By Consultant Other than for Good Reason. Consultant may terminate his engagement hereunder at any time upon thirty (30) days’ notice to the Company. In the event of termination of Consultant pursuant to this section (b)(6), the Company shall have no further obligation to Consultant, other than for any Final Compensation due to him and any vested options provided for in Section 1(c) above. The Company may elect to waive the period of notice, or any portion thereof.

(7)                                  Non-Renewal of Agreement. In the event this Agreement is not extended beyond the initial term hereof pursuant to paragraph 4(a), then Consultant will be entitled to the same payments he would have been entitled to receive had Consultant been terminated by the Company other than for Cause in accordance with Section (b)(4) above; provided that Consultant satisfies all conditions to such entitlement, including without limitation the signing of an effective Consultant Release.

Sections 2 through 9 (inclusive) of this Agreement, and any remedies for breach of this Agreement, will survive any termination or expiration.

5.                                       Relationship. Notwithstanding any provision hereof, for all purposes of this Agreement each party will be and act as an independent contractor and not as partner, joint venturer, employee, or agent of the other and will not bind nor attempt to bind the other to any contract. Consultant is an independent contractor and is solely responsible for all taxes, withholdings, and other statutory or contractual obligations of any sort, including, but not limited to, Workers’ Compensation Insurance.

6.                                       Assignment. This Agreement and the performance contemplated hereunder are personal to Consultant and Consultant will not have the right or ability to assign, transfer, or subcontract any obligations under this Agreement without the prior written consent of the Company. Any attempt to do so will be void and of no effect. This Agreement will be binding upon, and inure to the benefit of, the successors, representatives and permitted assigns of the parties.

7.                                       Notice. Any notice required or permitted to be given hereunder will be effective upon receipt and will be given in writing, and delivered in person, via established express courier service (with confirmation of receipt), confirmed facsimile or registered or certified mail, postage prepaid, return receipt requested, to the parties at their respective addresses given above or at such other address designated by written notice.

8.                                       Miscellaneous. Consultant agrees that any breach or threatened breach of Sections 2 or 3 will cause irreparable harm to the Company for which money damages would not be an adequate remedy. Therefore, Consultant agrees that the Company will be entitled to seek injunctive relief with respect thereto, without the necessity of posting any bond, in addition to any other remedies at law or equity. This Agreement constitutes the entire agreement, and supersedes all prior negotiations, understandings or agreements (oral or written), between the parties concerning the subject matter of this Agreement. The failure of either party to enforce its rights under this Agreement at any time for any period will not be construed as a waiver of such rights. No change, modification or waiver to this Agreement will be effective unless in writing and signed by both parties. In the event that any provision of this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. This Agreement will be governed by and construed in accordance with the laws of the State of Connecticut, USA, without regard to the conflicts of laws provisions thereof. Exclusive jurisdiction and venue for any action arising under this Agreement is in the federal and state courts located in Connecticut, USA, and both parties hereby consent to such jurisdiction and venue for this purpose. In any action or proceeding to enforce rights under this Agreement, the prevailing party will be entitled to recover costs and attorneys fees. Headings are for convenience of reference only and will in no way affect interpretation of the Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument. This Agreement may be executed by facsimile signature.

IN WITNESS WHEREOF, intending to be legally bound, the parties have executed this Agreement as an instrument under seal as of the Effective Date.

TASKER CAPITAL CORP.
/s/ Gordon O. Davis Jr.
by:	/s/ Richard D. Falcone	Signature: Gordon O. Davis, Jr.
Authorized Signature

Richard D. Falcone
Name (Print or Type)		02/16/06
Date
CEO
Title

02/17/06
Date